EXHIBIT 21

         List of Subsidiaries of Computer Outsourcing Services, Inc.
                         As of October 31, 1996


NEDS, Inc. (formerly New England Data Services, Inc.), a New York corporation.

Daton Pay USA, Inc. (formerly Daton Data Processing Services, Inc.), a
  California corporation.

Pay USA of New Jersey, Inc.(formerly Delta Acquisition, Inc.), a New York corporation.

Key-ACA, Inc., a Delaware corporation.

MCC Corporation, a New Jersey corporation.

Wholly-owned subsidiaries of MCC Corporation:
     MCC Key Services, Inc., a New Jersey corporation
     MICR Corporate Services, a New York corporation.